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                                IRREVOCABLE PROXY

     The undersigned OSAMAH S. BAKHIT ("BAKHIT") hereby constitutes and appoints DIRK O. JULANDER ("JULANDER") his lawful attorney-in-fact and proxy, pursuant to the provisions of the Delaware General Corporation Law, to vote at all meetings of the stockholders and any adjournments thereof, to execute and deliver written consents, and in all other ways act in BAKHIT's place and stead, with respect to three hundred fifty thousand (350,000) shares only of the common stock (the "Stock") of AVIATION DISTRIBUTORS, INC. (the "Corporation") now owned by BAKHIT and/or his Successors (as defined below) as fully, to the same extent and with the same effect as BAKHIT might or could do under any applicable laws or regulations governing the rights and powers of the stockholders of a Delaware corporation with respect to any and all business and other matters (including, but not limited to, the election of directors) which are presented to the stockholders of the Corporation.

     BAKHIT hereby ratifies and confirms all that JULANDER may do or cause to be done by virtue of this Irrevocable Proxy. BAKHIT further understands and agrees that this Irrevocable Proxy may be exercised by JULANDER for the period beginning the date hereof and ending on the earlier of (i) January 1, 2000,
(ii) the deposit of the Stock into that certain Voting Trust created in accordance with a Voting Trust Agreement dated November 17, 1997, and (iii) the termination of such Voting Trust.

     This Irrevocable Proxy encompasses three hundred fifty thousand (350,000) shares only of the Common Stock owned by BAKHIT on this date and not the full holdings of BAKHIT.

     This Irrevocable Proxy is coupled with an interest and shall remain in full force and effect and, shall be enforceable against any donees, devisees, transferees, or assignees of the undersigned. This Irrevocable Proxy shall be binding upon and be enforceable against BAKHIT and his heirs, legal and personal representatives, successors, and assigns.

     In the event that JULANDER is unable to exercise the rights granted by this Irrevocable Proxy because of death or disability, BAKHIT hereby appoints BRUCE
H. HAGLUND as the successor proxy holder to JULANDER, entitled to exercise all of the rights of JULANDER under the premises.

     IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this 18th day of November, 1997.


                                                  /s/Osamah S. Bakhit
                                                  -------------------------
                                                  OSAMAH S. BAKHIT